CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information consituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A for The Victory Portfolios (the "Registration Statement") of our report dated January 15, 1997, relating to the financial statements and financial highlights appearing in the November 30, 1996 Annual Report to Shareholders of Key Money Market Mutual Fund and SBSF Convertible Securities Fund, two of the portfolios comprising the Key Mutual Funds (SBSF Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants and Reports" in the Statement of Additional Information.


/s/Price Waterhouse LLP
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New York, New York
December 5, 1997